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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                             ___________________

                                  FORM 8-K

                               CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): July 19, 2004

                       FARMSTEAD TELEPHONE GROUP, INC.
             (Exact Name of Registrant as Specified in Charter)


          Delaware                  0-15938             06-1205743
(State or Other Jurisdiction      (Commission          (IRS Employer
      of Incorporation)           File Number)     Identtification No.)


  22 Prestige Park Circle, East Hartford, CT            06108-3728
   (Address of Principal Executive Offices)             (Zip Code)


     Registrant's telephone number, including area code: (860) 610-6000

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ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

On July 23, 2004, Farmstead Telephone Group, Inc. issued a press release announcing that it had received notice from the American Stock Exchange (the "Amex" or the "Exchange") of its approval to continue the listing of Farmstead's Common Stock on the Amex pending a return to full compliance with its listing qualification standards by November 7, 2005. The press release is attached hereto as Exhibit 99.1.

On May 7, 2004 the Company received notice from the American Stock Exchange that it did not meet certain of the Exchange's continued listing standards as a result of having stockholders' equity less than $4 million and net losses in three out of its four most recent fiscal years, as set forth in
Section 1003 (a) (ii) of the Amex Company Guide. The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on June 15, 2004 presented its plan to the Exchange. On July 19, 2004 the Exchange notified the Company that it accepted its plan of compliance and granted the Company an extension of time to regain compliance with the continued listing standards. The Company will be subject to periodic review by Exchange Staff during the extension period which expires November 7, 2005. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.

ITEM 7(C). EXHIBITS

99.1  Press release dated July 23, 2004.


                                 SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       FARMSTEAD TELEPHONE GROUP, INC.


                                       By: /s/ ROBERT G. LAVIGNE
                                           --------------------------
                                           Robert G. LaVigne
                                           Executive Vice President &
                                           Chief Financial Officer


Date: July 23, 2004


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